Exhibit (b)(1)

[Bank of America Logo]

Bank of America
CMBS Capital Markets
NC1-027-20-03
214 North Tryon Street
Charlotte, NC 28255-0001

Fax 704.386.2927

April 6, 2005

Mr. Michael T. Sweeney
Managing Director
Goldner Hawn Johnson & Morrison Incorporated
3700 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402-4123

Re:	Request for financing secured by a portfolio of retail and other commercial properties currently owned by the general merchandise retailer referred to hereinafter as “Tundra”.

Dear Sirs/Mesdames:

You have advised Bank of America, N. A. (“Lender”) that Goldner Hawn Johnson & Morrison Incorporated (“GHJ&M”, also referred to herein as “Sponsor”) is proposing to acquire, through a newly formed acquisition company (“Newco”), all of the capital stock of Tundra.

We are pleased that you have requested that Lender consider extending and/or arranging certain financing in connection with the above-referenced properties, the proceeds of which financing will be used to pay a portion of the Tundra acquisition consideration. Pursuant to this letter, together with the attached Summary of Terms and Conditions and Exhibits A, B, C and D hereto, we are pleased to offer you a commitment upon which Lender would extend such financing (the “Commitment”).

Upon your acceptance of this Commitment, Lender shall proceed with the completion of its due diligence and loan documentation. This Commitment and Lender’s obligation to provide the financing described herein is not subject to a minimum aggregate value of the properties but is expressly subject to, among other things, (a) all of the requirements described in the Summary of Terms and Conditions, (b) your delivery of all required due diligence information, (c) Lender’s receipt and satisfactory review of all required due diligence information, (d) satisfaction of the conditions precedent set forth on Exhibit A attached hereto, and (e) compliance with the conditions set forth on Exhibit B attached hereto (collectively, the “Closing Conditions”).

Please indicate your acceptance of this Commitment by executing the signature line below and returning an original copy of this letter with the attached Summary of Terms and Conditions, Exhibit A, Exhibit B, Exhibit C and Exhibit D and an original copy of the Fee Letter (hereinafter defined) on or before April 8, 2005. Your failure to accept this Commitment as set forth in this paragraph on or before April 8, 2005, shall result in the immediate termination of this Commitment.

Very truly yours,

BANK OF AMERICA, N. A.

/s/ David Fallick

Name: David Fallick
Title: Managing Director

Accepted and agreed to:

GOLDNER HAWN JOHNSON & MORRISON INCORPORATED

By:	/s/ Michael T. Sweeney

Name:	Michael T. Sweeney
Title:	Managing Director

Summary of Terms and Conditions

Loan Amount/Structure:

$700,000,000 (the “Loan Amount”) in the aggregate (the “Loan”), which Lender anticipates structuring through both “Mortgage Note Components” and “Mezzanine Note Components”. Lender reserves the right to structure the Mortgage Note Components and Mezzanine Note Components into various separate components (that shall not be cross-collateralized or cross-defaulted with each other), with each related to different borrowers, mezzanine borrowers and Eligible Properties. GHJ&M agrees that it shall cooperate and shall cause Tundra to cooperate, at its expense, in connection with such structuring. Lender reserves the right to reallocate the Loan among and between Mortgage Note Components and Mezzanine Note Components so long as the initial weighted average of the Spread after any such reallocation remains the same as the Spread immediately prior to such reallocation. In connection with any such reallocation, Lender shall pay all costs and expenses except for any Borrower legal expenses.

Borrower / Mezzanine Borrower:

With respect to the Mortgage Note Components, the borrowing entity (“Borrower”) shall be the owner of the Eligible Properties (hereinafter defined). At closing, Borrower shall be, directly and/or indirectly, owned and controlled by Newco’s owner (“Holdco”).

With respect to the Mezzanine Note Components, the borrowing entities (collectively, “Mezzanine Borrower”) shall be the holders of the ownership interests in Borrower.

Borrower, Mezzanine Borrower and their respective direct principal entities (i.e.: general partners, managing members or controlling shareholders, as applicable, “Principal”) shall each be a special-purpose, bankruptcy remote entity (each an “SPE”) reasonably satisfactory to Lender and their counsel and complying with rating agency guidelines. Borrower, Mezzanine Borrower and/or Principal, as applicable, shall have two independent directors acceptable to Lender and the rating agencies.

Eligible Properties:

With respect to the Mortgage Note Components; approximately 177 fee simple and 8 leasehold retail stores containing approximately 13.1 million square feet of retail space, three (3) fee simple distribution centers containing approximately 1.2 million square feet of distribution space, two fee simple administrative office buildings containing approximately 443,000 square feet of office space and one optical lab building containing approximately 29,000 square feet, all as described on Exhibit C hereto; together with all property relating to the ownership, use, maintenance or operation of the improvements thereon. Borrower shall secure its obligations to Lender under the Loan with recorded and insured cross-defaulted first fee mortgages or other security instruments, assignments of all leases/rents, first priority security interests in all leases, escrows, reserves, security deposits, the Cash Management Account (hereinafter defined), related Rate Protection Agreement (hereinafter defined) and other related items as more particularly described in the related loan documents. Lender acknowledges that any space leases owned by Tundra or its affiliates or subsidiaries (other than Borrower or OpCo (as hereinafter defined)) may be pledged as collateral to the lenders under Tundra’s senior credit facilities (the “Senior Credit Facilities”). This may be evidenced through a leasehold mortgage, an Assignment of Economic Benefits of Leases or other arrangements.

With respect to the Mezzanine Note Components; an assignment of Mezzanine Borrower’s ownership interests in Borrower, together with the related Rate Protection Agreement and other related items as more particularly described in the related loan documents.

Loan Term:

Two (2) years. Notwithstanding the foregoing, Borrower and Mezzanine Borrower shall have three (3) one-year extension options which may be exercised upon: (a) delivery of written notice at least 60 days, but no earlier than 90 days, prior to the then existing maturity date, (b) payment of the applicable Extension Fee (hereinafter defined), (c) certification by Borrower and Mezzanine Borrower that no default then exists under the loan documents and (d) delivery of acceptable extended or replacement Rate Protection Agreements.

Amortization Term:

The Loan shall be “interest-only” during the initial Loan Term. During the extension terms, monthly debt service payments shall be based upon the Interest Rate (hereinafter defined) and a 25-year amortization term.

Interest Rate:

The applicable interest rate (the “Interest Rate”) shall be calculated by Lender based upon an indicative interest rate equal to the one-month LIBOR rate (“LIBOR”), reset monthly two business days prior to each interest period, plus 340 basis points (the “Spread”). Interest shall be calculated on the basis of the actual days elapsed over a 360-day year. Prior to the closing of the Loan, the Spread may be adjusted as follows if the loan-to-value ratio, based on the aggregate value of appraisals for the Eligible Properties that are satisfactory to Lender, is greater than 75.0%: (A) if the loan-to-value ratio is greater than 75.0% but less than or equal to 80.0%, then the Spread will be increased by 10 basis points and (B), if the loan-to-value ratio is greater than 80.0% but less than or equal to 85.0%, then the Spread will be increased by 20 basis points, (C) if the loan-to-value ratio is greater than 85.0% but less than or equal to 90.0%, then the Spread will be increased by 30 basis points, (D) if the loan-to-value ratio is greater than 90.0% but less than or equal to 100.0%, then the Spread will be increased by 45 basis points and (E) if the loan-to-value ratio is greater than 100.0% then the Spread will be increased as determined by Lender.

Interest Rate Protection:

Prior to the setting of the initial Interest Rate, Borrower and Mezzanine Borrower shall purchase and deliver to Lender interest rate protection agreements (each, a “Rate Protection Agreement”) reasonably acceptable to Lender from a counterparty rated AA- or better by S&P and equivalent ratings by Moody’s and Fitch (an “Acceptable Counterparty”) for the initial term of the Loan that caps LIBOR for the entire principal amount of the Loan through the end of the interest accrual period within which the maturity date occurs at 4.10% per annum (the “Strike Price”); provided however, if the underwritten net cash flow of the Eligible Properties as determined by Lender would support a higher Strike Price without any adverse effect on the marketability of the Loan, then Lender will agree to increase the Strike Price by an amount to be determined by Lender. Borrower and Mezzanine Borrower shall assign such Rate Protection Agreements and any and all proceeds paid thereunder to Lender. Upon Borrower’s and Mezzanine Borrower’s election of each extension option, Borrower and Mezzanine Borrower shall deliver to Lender extension or replacement Rate Protection Agreements from an Acceptable Counterparty and acceptable to Lender in all respects that extends the interest rate protection through the end of the interest accrual period within which the revised maturity date of the Loan occurs.

Non-Recourse Carve-Outs:

In addition to a general indemnity (e.g.: losses resulting from accidents/injuries, performance of labor/services, claims asserted with respect to leases, holding/investing of escrow/reserve accounts, etc.) from Borrower or Mezzanine Borrower, as applicable, and an environmental indemnity from Borrower or Mezzanine Borrower, as applicable, and Holdco (“Responsible Party”) (provided, however, that Responsible Party shall not be required to provide an environmental indemnity if environmental insurance reasonably acceptable to Lender is delivered to Lender) and except as provided below, the Loan shall be non-recourse for which personal liability of Borrower or Mezzanine Borrower, as applicable, and their respective shareholders, partners, members, officers, directors, employees, representatives and agents, shall be limited to the collateral for the Loan.

Borrower or Mezzanine Borrower, as applicable, and Responsible Party shall be fully and personally liable for any loss, cost or damage resulting from (i) fraud, intentional or willful material misrepresentation of Borrower, Mezzanine Borrower or their affiliates or agents, (ii) intentional waste by Borrower, Mezzanine Borrower or their affiliates or agents, (iii) the misapplication of insurance proceeds or condemnation awards by Borrower or Mezzanine Borrower, (iv) misappropriation of rents or security deposits not applied by Borrower, Mezzanine Borrower or their affiliates or agents in accordance with the loan documents, (v) willful refusal to pay real estate taxes and/or other assessments, and (vi) willful refusal of Borrower, Mezzanine Borrower or their affiliates or agents to deliver books and records upon demand following an event of default. The Loan shall be fully recourse to Borrower or Mezzanine Borrower, as applicable, and Responsible Party if (i) any of the SPE covenants and/or due on sale/encumbrance covenants set forth in the loan documents are violated and/or (ii) a voluntary bankruptcy proceeding is commenced by Borrower, Mezzanine Borrower or Principal or a collusive involuntary bankruptcy proceeding has been commenced against Borrower, Mezzanine Borrower or Principal by an affiliate thereof.

Prepayment:

The Loan may not be voluntarily prepaid prior to and including the sixth (6th) full monthly payment date occurring under the loan term (the “Lockout Period”). Thereafter, except during any time period from the monthly payment date until the day LIBOR is determined for the next succeeding interest accrual period, the Loan may be voluntarily prepaid in whole (i) on any monthly payment date together with the Prepayment Fee (hereinafter defined), if applicable, or (ii) on any business day that is not a monthly payment date, together with an amount equal to the interest which would have accrued through the interest accrual period ending immediately after the next monthly payment date, and together with the Prepayment Fee, if applicable.

After the expiration of the Lockout Period, except during any time period from the Payment Date until the day LIBOR is determined for the next succeeding interest accrual period, Borrower and Mezzanine Borrower may voluntarily partially prepay the Loan in connection with the sale or refinance of the Eligible Properties subject to satisfaction of the Standard Release And Partial Prepayment Conditions (hereinafter defined). Any permitted partial prepayments shall be made (i) on any monthly payment date together with the Prepayment Fee, if applicable or (ii) on any business day that is not a monthly payment date, together with an amount equal to the interest which would have accrued through the interest accrual period ending immediately after the next monthly payment date for the amount being prepaid, together with the Prepayment Fee, if applicable.

Standard Release and Partial
Prepayment Conditions:

Subject to the limitations in the “Prepayment” paragraph above and in connection with the sale of a “retail” Eligible Property (and other Eligible Properties related to such retail Eligible

Properties) to a third party purchaser, Lender shall permit the release of such “retail” Eligible Property from the lien of the security instrument after the expiration of the Lockout Period; provided that: (1) no event of default has occurred and is continuing, (2) Borrower and Mezzanine Borrower shall pay to Lender the Release Price (hereinafter defined) for the Eligible Property to be released, (3) the DSC ratio of the Eligible Properties to remain after the related release shall equal or exceed the greater of the DSC ratio of the Eligible Properties that existed (i) as of the closing of the Loan and (ii) immediately prior to the release of the Eligible Property, (4) Borrower and Mezzanine Borrower shall have paid to Lender an amount equal to the interest which would have accrued through the next monthly payment date on the amount being so prepaid (if such partial prepayment did not occur on a monthly payment date), (5) Borrower and Mezzanine Borrower shall have paid the applicable Prepayment Fee, (6) if required by Lender, Borrower shall have delivered to Lender written confirmation from the Acceptable Counterparty that the Rate Protection Agreements will remain in full force and effect after the release and for an amount equal to the reduced Loan Amount, and (7) Borrower and Mezzanine Borrower shall execute amendments to the loan documents to the extent deemed reasonably necessary by Lender and shall agree to such adjustments of reserves and escrow accounts with respect to the remaining Eligible Properties as Lender reasonably requests, provided that any such adjustments made in connection with a prepayment shall only reduce the amount of reserves required to be held.

Release Price Percentage:

For each Eligible Property associated with the two retail concepts (either “Retail 1” or “Retail 2”), the following grids set forth the Release Price Percentage in relation to Lender’s aggregate allocated Loan Amount for the Eligible Properties released, including the proposed release, as a percentage of the Loan Amount as of the Closing Date (the “Aggregate Percentage”).

The Release Price Percentage represents the applicable percentage of the Lender’s allocated Loan Amount to be paid as a condition to the release of a Retail 1 or Retail 2 Eligible Property and, as Lender shall reasonably approve, distribution and/or administrative office Eligible Properties that are linked to either Retail 1 or Retail 2. In no event shall the aggregation of all releases result in the Aggregate Percentage exceeding 50%.

Retail 1 and Retail 2 Eligible Properties
Release Price Percentage	Aggregate Percentage

105%	≤ 5%

110%	> 5% but ≤ 10%

115%	> 10% but ≤ 15%

120%	> 15% but ≤ 20%

125%	> 20% but ≤ 40%

130%	> 40% but ≤ 50%

Parcel Releases:

In addition to the above release provisions, Borrower may own as part of the Eligible Properties, (i) certain non-income producing property, (ii) certain outparcel property which has been or can be separately subdivided and has been or can be appraised separately from the remainder of its applicable Eligible Property, and/or (iii) certain other immaterial, unimproved property (as certified to Lender by Borrower) (any of the foregoing, are “Release Parcels”). Borrower shall be permitted to obtain releases of Release Parcels and transfer the same to an entity other than a Borrower provided that the following conditions are satisfied: (A) no default has occurred and is continuing, or will occur as a result of such release, under the Loan documents, (B) the release of the Release Parcel shall not cause at any time any material discontinuation or disruption of the business or operations conducted at the related Eligible Property (such materiality to be certified to Lender by Borrower taking into consideration both the extent and the duration of such discontinuation or disruption), (C) the release of the Release Parcel shall not cause any material diminution (as certified to Lender by Borrower) in the cash flow of the related Eligible Property remaining subject to the lien of the Loan documents, (D) Borrower pays (1) any applicable Prepayment Fee to Lender and (2) if the Release Parcel does not satisfy the conditions set forth in clauses (i) and (iii) above, a release price equal to 105% of the amount of the Loan to be allocated by Lender to the Release Parcel based on the appraised value of the Release Parcel, as determined based on a new appraisal for the Release Parcel if not separately appraised at closing (the “Parcel Release Price”), and (3) all of Lender’s reasonable out-of-pocket costs and expenses (including reasonable legal fees) incurred in connection with such release, (E) if the Release Parcel does not satisfy the conditions set forth in clauses (i) and (iii) above, then after taking into consideration the release of the Release Parcel the Loan shall have a maximum loan-to-value equal to the lesser of (1) the loan-to-value as of the Closing Date and (2) the loan-to value that existed immediately prior to the release of such Release Parcel and (F) Borrower shall be required to certify to Lender that the release of any Release Parcel shall not cause a violation of any applicable zoning (including parking), building or use laws, licenses and permits as the same relate to the remainder of the Eligible Property not released, there shall not be any restriction in access to the Eligible Property, the Eligible Property and the applicable Release Parcel are legally subdivided and separately taxed, all applicable or appropriate easements have been retained for the benefit of the Eligible Property and (G) Borrower shall have obtained for Lender an endorsement to Lender’s title policy reflecting the release of the Release Parcel and confirming that there is no affect on the Lender’s lien on the remainder of the Eligible Property.

Due on Sale/Assumability:

The sale, transfer, pledge or encumbrance of all or any portion of the Eligible Properties or any ownership interest in Borrower shall be prohibited without the prior written consent of Lender, not to be unreasonably withheld, except that, in connection with permitted prepayments, no consent will be required. Notwithstanding the foregoing, the Eligible Properties may be simultaneously transferred to, and the Mortgage Note Components and Mezzanine Note Components assumed by, transferees, provided that (a) no default under the Loan shall have occurred and be continuing, (b) Borrower and Mezzanine Borrower shall obtain the prior written consent of Lender, which shall not be unreasonably withheld, and (c) Borrower and Mezzanine Borrower shall pay to Lender a processing fee of $25,000 upon transfer request, an assumption fee equal to 0.5% of the outstanding principal amount of the Loan upon assumption approval and an amount necessary to reimburse Lender for all reasonable related out-of-pocket expenses. In connection with Lender’s consent, Lender shall have received, at Borrower’s and Mezzanine Borrower’s expense, such information as Lender shall require, including without limitation, (i) acceptable credit and financial reviews of the transferee and its parent ownership, (ii) evidence that the Eligible Properties shall continue to be managed by a property manager(s) acceptable to Lender and the rating agencies, (iii) evidence that the transferees shall be SPEs satisfying the then current requirements of Lender and the rating agencies (including the delivery of a substantive non-consolidation opinion acceptable to Lender), (iv) written confirmation from each of the applicable rating agencies that the transfer shall not result in any adverse ratings affect upon any certificates issued or to be issued in connection with a securitization involving the Loan and (v) such additional documents, certificates and legal opinions as Lender may reasonably require. Notwithstanding the foregoing, in no event shall Lender consent to any transfer/assumption occurring prior to a securitization involving the Loan if the consideration to be paid by the transferee to Borrower and Mezzanine Borrower, as determined by Lender, is less than the appraised value of the Eligible Properties (as adjusted for any subsequent Eligible Property releases) as determined in connection with Lender’s underwriting of the Loan.

In addition to the foregoing, Lender’s prior consent shall not be required with respect to transfers of direct or indirect ownership interests in the non-managing membership or limited partnership interests in Borrower and Mezzanine Borrower, provided that (i) no default under the Loan shall exist, (ii) Lender shall have received 30 days prior written notice of such transfer (unless such transfer results from devise, descent or operation of law upon the death or demise of a direct or indirect holder of ownership interests in Borrower and Mezzanine Borrower, (iii) after taking into account all prior transfers that have occurred, no such transfer shall pertain to more than 49% of the direct and/or indirect ownership interests in Borrower and Mezzanine Borrower or result in the proposed transferee owning, directly and/or indirectly, more than 49% of the ownership interests in Borrower and Mezzanine Borrower, (iv) Lender shall have received evidence that the SPE nature of Borrower and Mezzanine Borrower shall remain in accordance with rating agency standards (including delivery of a substantive, non-consolidation opinion acceptable to Lender in the event that any transfers pertain to, or result in, any party owning more than 49%, directly or indirectly, of the ownership interests in Borrower), (v) such transfer shall not result in any change of control of Borrower and Mezzanine Borrower or in the day-to-day operations of the Eligible Properties and (vi) the Eligible Properties shall continue to be managed by a qualified property manager(s) acceptable to Lender and the rating agencies.

In addition to the foregoing, Lender’s prior consent shall not be required with respect to transfers of direct or indirect ownership interests in Holdco, provided that (i) such transfer shall not result in any change of control of Borrower or Mezzanine Borrower or in the day-to-day operations of the Eligible Properties and (ii) the Eligible Properties shall continue to be managed by a qualified property manager(s) acceptable to Lender and the rating agencies.

Subordinate Financing:

Subordinate financing shall not be permitted. Notwithstanding the foregoing, Borrower shall be permitted to incur trade payables and equipment financing (to the extent not prohibited in the Senior Credit Facilities) in the ordinary course of owning and operating the Eligible Properties under certain conditions and limitations to be set forth in the loan documentation.

Operating Lease Structure:

Lender acknowledges that the Eligible Properties are, as of the Closing Date (hereinafter defined), subject to an operating lease(s) (individually and/or collectively, the “Operating Lease”) to an affiliate of Borrower (“OpCo”). OpCo shall be an SPE. The Operating Lease shall be subordinate to the lien of the loan documentation and Lender shall have perfected first priority security interests in all fixtures and related personal property comprising the Eligible Properties and all revenues generated from the sale or lease of the Eligible Properties and any casualty or condemnation proceeds related thereto. Notwithstanding the foregoing, Lender acknowledges that the Senior Credit Facilities will be secured by a first priority security interest in all personal property of Tundra and its subsidiaries (excluding Borrower and OpCo (except as set forth below)) including, without limitation, all inventory, accounts receivables, equipment, bank accounts, cash, general intangibles and the proceeds thereof (the “Tundra Senior Credit Facility Collateral”) along with all Tundra Senior Credit Facility Collateral transferred to or held by Borrower or OpCo, but shall exclude any fixtures comprising the Eligible Properties (collectively, “Senior Credit Facility Collateral”). The actual structure for the securitization of real estate associated with retail store operations is known as PropCo/OpCo as more fully detailed in a memorandum to Jeff Hoyle at Bank of America, N.A. from Cadwalader, Wickersham & Taft LLP attached as Exhibit D.

Management:

The Eligible Properties shall be managed on behalf of the OpCo by Tundra pursuant to a management agreement acceptable to Lender and subordinate to the Loan in all respects. Borrower shall assign any and all of its rights under the management agreement to Lender. The related assignment and subordination documentation shall provide that Lender shall have the right to cause Borrower to terminate the management agreement if the property manager is in default under the management agreement beyond any applicable notice and cure periods (including notice and cure periods for Tundra’s secured lenders as may be set forth in a separate intercreditor agreement among Lender and the Senior Credit Facilities lenders) or is subject to a bankruptcy.

Escrows/Reserves:

Initial up-front and monthly reserve deposits in amounts to be reasonably determined by Lender and will include the following items:

Deferred Maintenance Reserve:

Initial reserve deposits may be required for repairs and deferred maintenance items in an amount equal to 125% of the estimated cost of repairing/replacing such items as determined pursuant to the property condition reports.

Real Estate Taxes/Insurance Premiums:

Borrower may be required to make an initial deposit at closing and shall be required to make monthly deposits for 1/12th of the annual costs of real estate taxes and insurance premiums; provided that deposits for insurance premiums may be waived upon Lender’s review and approval of a blanket insurance policy.

Periodic Repairs/Replacements Reserve:

Lender will require a standard monthly reserve deposit for periodic repairs, replacements and improvements as reasonably determined pursuant to the property condition report and the completion of Lender’s due diligence.

Additionally, Lender reserves the right, upon the completion of its due diligence, to require additional up-front and monthly escrow or reserve deposits.

Cash Management Account:

Borrower shall open and maintain a cash management account (the “Cash Management Account”), which shall be controlled by Lender, at a financial institution acceptable to Lender and the rating agencies. Upon the closing of the Loan, Borrower shall direct that all rents payable under the Operating Lease and all rents, revenues and receipts from the sale or lease of the Eligible Properties (or casualty or condemnation proceeds related thereto) be deposited directly into the Cash Management Account for application in accordance with the Loan documents. On each monthly payment date under the Loan, funds on deposit in the Cash Management Account shall be debited by Lender for any debt service payments, escrow deposits, reserve deposits and other payments due under the related loan documentation, with any remaining funds remitted to a Borrower controlled-account provided no default exists; provided however that in the event of and during the continuance of an event of default under the loan or a default under the Operating Lease all remaining funds shall be transferred to a reserve account and shall serve as additional collateral for the Loan, which funds shall be released to Borrower, to the extent not otherwise applied by Lender, upon the cure of all existing events of default. In addition, OpCo shall open and maintain an operating account separate from any account of PropCo, Newco or any affiliates thereof in which it shall retain amounts required to be paid to PropCo under the Operating Lease (but not to exceed an aggregate amount to be agreed), which shall be subject to the prior lien of the Senior Credit Facilities to the extent that it is proceeds of Senior Credit Facility Collateral and subject to the remedies under the Senior Credit Facilities.

Financial Statements:

Borrower and Mezzanine Borrower shall be required to deliver to Lender, among other things, (a) monthly certified rent rolls and operating statements for the Eligible Properties, (b) quarterly unaudited and annual audited financial statements of Borrower and Mezzanine Borrower in accordance with any SEC requirements (including Section S-X of the Securities Act of 1933, as amended), if applicable, and (c) annual certified financial statements of Responsible Party, each in a form satisfactory to Lender and as more fully provided in the loan.

Fee Letter:

In addition to all other fees, costs, expenses and deposits which may be payable to Lender pursuant to the terms of this Commitment, by separate Fee Letter of even date herewith, the terms and conditions of which shall be acceptable to Lender in its sole and absolute discretion (the “Fee Letter”), GHJ&M is agreeing to pay to Lender a certain Commitment Fee and Termination Fee (as those terms are defined in the Fee Letter) and other amounts as provided for therein in accordance with the terms thereof. IT IS A CONDITION PRECEDENT TO THE EFFECTIVENESS OF THIS COMMITMENT THAT GHJ&M EXECUTE AND DELIVER TO LENDER SUCH FEE LETTER, TOGETHER WITH THIS COMITMENT LETTER, ON OR BEFORE APRIL 8, 2005.

Extension Fee:

An Extension Fee equal to 0.25% of the then outstanding Loan Amount shall be payable to Lender upon Borrower’s exercise of each of the extension options.

Prepayment Fee:

A Prepayment Fee shall be payable to Lender by Borrower and Mezzanine Borrower (as applicable) in connection with any prepayment occurring after the expiration of the Lockout Period as follows: (i) to and including the 12th monthly payment date, 1.75% of the amount being prepaid and (ii) after the 12th monthly payment date the Loan Financing is open to prepayment without the payment of a Prepayment Fee.

Exit Fee:

An Exit Fee of 0.50% of the then outstanding Loan Amount will be due upon the repayment/prepayment of the Loan; provided that the Exit Fee will be waived in the event that the Loan is refinanced by Bank of America, N.A.

Processing Deposit:

A processing deposit of $1,000,000 (the “Processing Deposit”) will be delivered to Lender for reasonable out-of-pocket costs incurred by Lender for appraisal, engineering, environmental and seismic (if applicable) reports, lien and credit searches, underwriting expenses and initial legal expenses and shall be funded in two installments (i) $500,000 within 15 days of the execution of this Commitment and (ii) such other amounts as Lender may request from time to time up to an additional $500,000 and within 15 days of such request. Any amounts not expended shall be returned to Borrower upon the closing of the Loan, or upon the termination of this request for financing.

Required DSC Ratio / UNCF Requirements:

At the closing of the Loan, Lender shall require (i) a minimum debt service coverage ratio of 1.16x with respect to the aggregate Loan Amount, based upon an assumed loan constant payment rate of 7.50% and underwritten net cash flow as determined by Lender based upon its standard underwriting criteria, and (ii) an aggregate underwritten net cash flow of the Eligible Properties of not less than $61,150,000 as determined by Lender based upon the lease with OpCo and Lender’s standard underwriting criteria.

Costs and Expenses:

Sponsor and Borrower shall be responsible for all reasonable out-of-pocket expenses incurred by Lender in connection with the underwriting and closing of the Loan (whether or not the Loan closes) including, without limitation, expenses related to legal representation, underwriting, third party reports, travel and site inspections, interest rate hedging and all other items customarily paid by a borrower.

Securitization:

Borrower acknowledges that Lender intends to sell all or a portion of the Loan or certificates, participations, securities or pari passu notes evidencing whole or component interests therein, through one or more public or private offerings (a “Securitization”). Borrower, Mezzanine Borrower, GHJ&M, Holdco and Newco shall agree with Lender to cooperate with Lender and its affiliates, at Lender’s expense (except for Borrower’s legal costs and expenses), in connection with any such transaction, including:

(a)	making or causing to be made changes or modifications to the loan documentation, organizational documentation, opinion letters and other documentation as may be requested by Lender or the rating agencies (note: other than as provided in subsentence (f) below, any required changes or modifications to the loan documentation shall not affect the interest rate, loan term or amortization term and shall not increase (except in a de minimis way) the obligations or liabilities, or decrease the rights, of Borrower or Mezzanine Borrower under the Loan);

(b)	obtaining ratings from two or more rating agencies (note: while Lender shall be responsible for the costs it incurs in connection with obtaining the related ratings, Borrower and Mezzanine Borrower shall be responsible for its own expenses in connection with its cooperation in such efforts.);

(c)	reviewing prepared offering materials relating to the Eligible Properties, Borrower, Mezzanine Borrower, GHJ&M, Newco, Holdco and Loan;

(d)	promptly delivering updated information on the Borrower, Mezzanine Borrower, GHJ&M, Newco, Holdco and Eligible Properties as set forth in the loan documents or reasonably requested;

(e)	participating (including senior management of Borrower, Mezzanine Borrower, Newco, Holdco and/or GHJ&M) in bank, rating agency or investor meetings if requested by Lender;

(f)	separating the Loan into two or more separate notes (or components) that correspond to one or more tranches of the certificates/securities created in a Securitization. Such notes or components may be assigned different interest rates, so long as the initial weighted average of the Spread remains the same as the Spread as of the closing of the Loan; and

(g)	providing Lender and its affiliates with customary indemnifications regarding misstatements or omissions of material facts relating to Borrower or the Eligible Properties.

Credit Inquiry Authorization:

GHJ&M on behalf of Holdco, Borrower, Mezzanine Borrower and Responsible Party, authorizes Lender to make such inquiries and to obtain such information as Lender deems necessary to process this request for financing, including, but not limited to, information concerning employment, savings and checking deposits, credit histories (including consumer and mortgage credit histories), and a formal property appraisal, property condition report, seismic report (if applicable), environmental report, site inspection(s) and preliminary title report.

Patriot Act:

Lender hereby notifies Borrower, Sponsor and Principal that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), Lender is required to obtain, verify and record information that identifies Borrower, Sponsor and Principal, which information includes the name and address of Borrower, Sponsor and Principal and other information that will allow Lender to identify Borrower, Sponsor and Principal in accordance with the Act.

Brokerage Fees:

Borrower, Mezzanine Borrower and GHJ&M shall pay any and all fees imposed or charged by all brokers, mortgage bankers and advisors hired or contracted by Borrower, Mezzanine Borrower GHJ&M or their affiliates who brought about the issuance of this Commitment or the consideration of the Loan, and agrees to indemnify and hold Lender harmless from and against any and all claims, demands and liabilities for brokerage commissions, assignment fees, finder’s fees or other compensation whatsoever arising from this Commitment or Lender’s extending the Loan which may be asserted against Lender by any person. Lender hereby agrees to pay any and all fees imposed or charged by all brokers hired solely by Lender.

Information Sharing:

Lender shall be authorized to disseminate any and all information it obtains in connection with this request for financing, including, without limitation, any credit and other information with respect to Borrower, Mezzanine Borrower, GHJ&M and their affiliates and the Eligible Properties, to any counselor, accountant, advisor, assignee, investor or prospective assignee or investor, any rating agency, any affiliate of Lender, any regulatory entity having jurisdiction over Lender and to any other parties Lender deems necessary or appropriate in connection with the closing and Securitization of the Loan. Notwithstanding the foregoing, prior to closing, any parties with whom Lender shares any information must be subject to a confidentiality agreement approved by Borrower in its reasonable discretion.

Servicing:

Lender acknowledges its current intention to (a) service the Loan upon closing, (b) enter into satisfactory documentation upon a Securitization involving the Loan to act as the primary servicer and (c) endeavor to remain the primary servicer throughout the term of the Loan. Borrower shall not be required to pay any additional fees for servicing unless the Loan is specially serviced.

Closing Contingency:

It shall be a condition of closing that the transactions contemplated by the acquisition/merger/buyout agreement by and among Borrower, GHJ&M or its purchasing group and Tundra dated April 7, 2005 (the “Acquisition Agreement”) have been consummated. The foregoing may be satisfied through an escrow arrangement that requires all merger steps to occur substantially contemporaneously.

Outside Closing Date:

The Closing Date must occur no later than November 1, 2005 (the “Outside Closing Date”) or the Lender shall have the right at any time thereafter to terminate this Commitment by delivery of written notice to GHJ&M.

Borrower and GHJ&M acknowledge and agree that if the Commitment terminates by reason of closing not having occurred on or before the Outside Closing Date due, for any reason other than solely as a result of Lender’s willful default under this Commitment Letter, except in the event that a Termination Fee is paid pursuant to the Acquisition Agreement, any unpaid portion of the Processing Deposit shall immediately be paid in full and the Lender shall not be required to return or refund any portion of the Processing Deposit, and the obligations of Borrower and GHJ&M hereunder with respect to payment of Lender’s reasonable out-of-pocket costs and expenses to the extent in excess of the Processing Deposit, as well as their obligations to reimburse and indemnify the Lender shall not be excused or diminished.

In addition to the foregoing, if within twelve (12) months after the date hereof (a) the Loan has not closed due to any reason other than Lender’s failure to close under this Commitment Letter and (b) GHJ&M closes on a transaction to finance the Eligible Properties with another financing entity, then GHJ&M shall pay to Lender a fee equal to 1.5% of the Loan Amount as compensation for its efforts.

Exhibit A

CLOSING CONDITIONS

The obligations of Lender to provide the Loan shall be subject to the satisfaction of, among other things, the following conditions no later than the Closing Date.

     A. Payment of Senior Notes

Not less than a majority of the aggregate principal amount of Tundra’s outstanding 9.25% Senior Notes due 2022 (the “Senior Notes”) shall have been tendered to, and accepted for payment by, Tundra in accordance with the terms and conditions of Tundra’s cash tender offer to purchase any and all of the Senior Notes (which offer shall have been commenced at the request of Newco and on the terms and conditions provided for in the Merger Agreement, including without limitation the condition that Tundra not be required to accept any tenders until the closing of the merger shall have occurred), and Tundra shall have received the consent of the holders of the Senior Notes regarding certain amendments to the covenants contained in the Indenture, dated as of March 12, 1992, by and between Tundra and First Trust National Association, as trustee, and such amendments shall have become effective.

     B. Representations and Warranties; Compliance with Conditions

The representations and warranties of Borrower and Mezzanine Borrower contained in the loan agreements to be negotiated, executed and delivered to govern the Loan (the “Loan Agreements”) and the other documents executed and delivered by Borrower and Mezzanine Borrower in connection with the Loan Agreements (the “Loan Documents”) shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of such date, and Lender shall have determined that no Default or an Event of Default (each as to be defined in the Loan Agreement) shall have occurred and be continuing on the closing date of the Loan (the “Closing Date”); and Borrower and Mezzanine Borrower shall be in compliance in all material respects with all terms and conditions set forth in the Loan Agreements and in each other Loan Document on its part to be observed or performed.

     C. Delivery of Loan Documents; Title Insurance; Reports

          1. Mortgages, Loan Agreements and Note. Lender shall have received from Borrower a fully executed and acknowledged counterpart of the mortgages and evidence that counterparts of the mortgages and Uniform Commercial Code financing statements have been delivered to the title company for recording, so as to effectively create upon such recording valid and enforceable liens upon the Eligible Properties, of the requisite priority, in favor of Lender (or such other trustee as may be required or desired under local law), subject only to permitted encumbrances and such other liens as are permitted pursuant to the Loan Documents. Lender shall have also received from Borrower and Mezzanine Borrower fully executed counterparts of the cash management agreement, the Loan Agreements, the notes, and the assignment of management agreement, and all other Loan Documents required by Lender with respect to the Loan.

          2. Title Insurance. Lender shall have received a title insurance policy issued by a title company reasonably acceptable to Lender and dated as of the Closing Date, with direct access agreements reasonably acceptable to Lender. Such title insurance policy shall (i) provide coverage in the amount of the Loan (aggregating all policies obtained in connection with the Mortgage Loan), (ii) insure Lender that the mortgage creates a valid lien on the Eligible Properties of the requisite priority, free and clear of all exceptions from coverage other than permitted encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), (iii) contain such endorsements and affirmative coverages as Lender may reasonably request and (iv) name Lender as the insured. The title insurance policy shall be assignable. Lender also shall have received evidence that all premiums in respect of such title insurance policy have been paid. With respect to the Mezzanine Note Components, Lender shall also have received an acceptable Eagle 9 Policy (or the equivalent) and a copy of the owner’s policy (with a mezzanine endorsement in form acceptable to Lender).

          3. Survey. Lender shall have received a current survey for each Eligible Property, certified to the title company and Lender and their successors and assigns, in form and content reasonably satisfactory to Lender and prepared by a professional and properly licensed land surveyor satisfactory to Lender licensed to practice surveying in the jurisdiction where the applicable Eligible Property is located and done pursuant to the 1999 ALTA/ACSM Minimum Standard Detail Requirements for Land Title Surveys (the “ACSM Standards”) including items 2, 3, 4, 6, 7(a), 7(b)(1), 8, 9, 10 and 11(a) (as to utilities, surface matters only) on Table A thereof (in certain cases, other Table A items may be required). Such survey shall reflect the same legal description contained in the title insurance policy referred to in subsection (2) above and shall include, among other things, a metes and bounds description of the real property comprising the Eligible Property reasonably satisfactory to Lender. The surveyor’s seal shall be affixed to the survey and the surveyor shall provide a certification for each survey in form and substance acceptable to Lender.

          4. Insurance. Lender shall have received copies of the required policies of insurance which shall be reasonably satisfactory to Lender in all respects, and evidence of the payment of all insurance premiums payable for the existing policy period.

          5. Environmental Reports. Lender shall have received environmental reports with respect to the Eligible Properties reasonably satisfactory to Lender.

          6. Zoning/Building Code. Lender shall have received evidence of compliance with zoning and building ordinances and codes, including, without limitation, required certificates of occupancy, reasonably acceptable to Lender.

          7. Encumbrances. Borrower and Mezzanine Borrower shall have taken or caused to be taken such actions in such a manner so that Lender has a valid and perfected first lien as of the Closing Date on the Eligible Properties, subject only to applicable Permitted Encumbrances and such other liens as are permitted pursuant to the Loan Documents, and Lender shall have received reasonably satisfactory evidence thereof.

          8. Lien Searches. Borrower and Mezzanine Borrower shall have delivered to Lender certified search results pertaining to the Borrower, and Mezzanine Borrower, GHJ&M, Principal and such other Persons or any managing member or general partner of a Borrower or Mezzanine Borrower required to be an SPE under the loan documents (each, an “SPE Component Entity”) as reasonably required by Lender for state and federal tax liens, bankruptcy, judgment, litigation and state and local UCC filings.

     D. Related Documents

Each additional document to be executed not specifically referenced herein, but relating to the transactions contemplated herein, shall have been duly authorized, executed and delivered by all parties thereto and at Lender’s written request, Lender shall have received and approved certified copies thereof.

     E. Organizational Documents

On or before the Closing Date, Borrower and Mezzanine Borrower shall deliver or cause to be delivered to Lender (a) copies certified by Borrower and Mezzanine Borrower of all organizational documentation of Borrower, Mezzanine Borrower, Principal and each SPE Component Entity which must be reasonably acceptable to Lender, and (b) such other evidence of the formation, structure, existence, good standing and/or qualification to do business of the Borrower, Mezzanine Borrower, Principal and each SPE Component Entity as Lender may reasonably request, including, without limitation, good standing or existence certificates, qualifications to do business in the appropriate jurisdictions, resolutions authorizing the entering into of the Loan and incumbency certificates as may be reasonably requested by Lender.

     F. Opinions of Counsel

Lender shall have received opinions of counsel reasonably satisfactory to Lender (a) with respect to customary non-consolidation issues, (b) with respect to Delaware single member limited liability companies, (c) with respect true lease and true sale issues and (d) with respect to due execution, authority, enforceability of the Loan Documents, and such other matters as Lender may reasonably require, all such opinions in form, scope and substance reasonably satisfactory to Lender and Lender’s counsel.

     G. Annual Budget

Borrower shall have delivered, and Lender shall have reasonably approved, the Annual Budget for the current fiscal year.

     H. Taxes and Other Charges

Borrower and Mezzanine Borrower shall have paid all assessed taxes and similar charges (including any in arrears) (except such as are being contested in good faith through appropriate procedures) relating to the Eligible Properties, which amounts may be funded with proceeds of the Loan.

     I. Completion of Proceedings

All corporate and other proceedings taken or to be taken by Borrower or Mezzanine Borrower in connection with the transactions contemplated by the Loan Agreements and other Loan Documents and all documents incidental thereto shall be reasonably satisfactory in form and substance to Lender, and Lender shall have received all such counterpart originals or certified copies of such authorizing documents as Lender may reasonably request.

     J. Payments

All payments, deposits or escrows required to be made or established by Borrower and Mezzanine Borrower under the Loan Agreements, the notes and the other Loan Documents on the Closing Date shall have been made or established.

     K. Transaction Costs

Except as otherwise expressly provided herein, Borrower and Mezzanine Borrower shall have paid or reimbursed Lender for all reasonable out of pocket expenses in connection with the underwriting, negotiation, and closing, including title insurance premiums and other title company charges; recording, registration, filing and similar fees, taxes and charges; transfer, mortgage, deed, stamp or documentary taxes or similar fees or charges; costs of third-party reports, including without limitation, environmental studies, credit reports, seismic reports, engineer’s reports, appraisals and surveys; underwriting and origination expenses; and all actual, reasonable legal fees and expenses charged by counsel to Lender.

     L. Leases and Rent Roll

Lender shall have received copies of all leases affecting the Eligible Properties, which shall be reasonably satisfactory in form and substance to Lender. Lender shall have received a current certified rent roll of the Eligible Properties, reasonably satisfactory in form and substance to Lender.

     M. Tenant Estoppels

To the extent reasonably required by Lender for any subleases, Borrower shall have used commercially reasonable efforts to deliver to Lender executed tenant estoppel letters, which shall be in form and substance reasonably satisfactory to Lender, with respect to each lease at the Eligible Properties.

     N. REA Estoppels

If there are any Reciprocal Easement Agreements (“REA’s”) affecting the Eligible Properties, Borrower shall have used commercially reasonable efforts to deliver to Lender an executed REA estoppel letter, which shall be in form and substance reasonably satisfactory to Lender, from each party to any REA for the Eligible Properties.

     O. Subordination, Attornment and Nondisturbance Agreement

To the extent reasonably required by Lender for any subleases, Borrower shall have used commercially reasonable efforts to deliver to Lender executed instruments reasonably acceptable to Lender subordinating to the Mortgage (including non-disturbance and attornment provisions) with respect to each lease at the Eligible Properties.

     P. Tax Lot

Lender shall have received evidence that each Eligible Property constitutes one (1) or more separate tax lots, which evidence shall be reasonably satisfactory in form and substance to Lender.

     Q. Physical Conditions Report

Lender shall have received a physical conditions report and a seismic report (if applicable) with respect to each Eligible Property, both of which reports shall be reasonably satisfactory in form and substance to Lender.

     R. Appraisal

Lender shall have received an appraisal (FIRREA and USPAP) of each Eligible Property, which shall be satisfactory in form and substance to Lender. Closing of the Loan is not conditioned on a minimum aggregate value of the Eligible Properties. Borrower’s insolvency counsel shall be permitted to rely on the appraisal obtained hereunder.

     S. Financial Statements

Lender shall have received certified and, as applicable, audited financial statements and related information in form and substance reasonably satisfactory to Lender, including, without limitation, a balance sheet, income and expense statement and statement of cash flows with respect to Borrower, Mezzanine Borrower and Responsible Party, an operating statement with respect to each Eligible Property for the current year-to-date and for such prior years as reasonably required by Lender, and an annual budget, all in form and substance and from professionals reasonably satisfactory to Lender.

     T. Further Documents

Lender or its counsel shall have received such other and further approvals, opinions, documents and information as Lender or its counsel may have reasonably requested including the Loan Documents in form and substance reasonably satisfactory to Lender and its counsel.

Exhibit B

OBLIGATION TO FUND

If, in Lender’s sole judgment exercised reasonably, on or before the Closing Date, any of the following shall have occurred, Lender shall have no obligation to close and fund the Loan:

     A. Casualty/Damage. The Eligible Properties shall have been materially damaged and not repaired to Lender’s satisfaction or been taken in condemnation or other similar proceeding, or any such proceeding shall be pending; or if there shall have been a structural change in the physical condition of any material portion of the Eligible Properties, such that, in aggregating the effect of all of the above on all Eligible Properties the income from or value attributable to the Eligible Properties does not support Lender’s underwriting of the Loan.

     B. Bankruptcy. Any of Borrower, Mezzanine Borrower, GHJ&M, Principal, or any SPE Component Entity (for which any of the foregoing entities have majority ownership and/or control) shall be the subject of any bankruptcy, reorganization or insolvency proceeding which has not been disclosed to Lender as of the date hereof.

     C. Environmental. The existence of any environmental conditions at any Eligible Property which are in violation of any applicable hazardous materials laws and/or which represent a threat to life or safety, except as disclosed in the environmental report delivered to and approved by Lender; provided, however, that Lender may accept as collateral an Eligible Property with an existing environmental condition if such condition can be remediated and procedures to remediate the environmental condition are in place and if Borrower has deposited with Lender any money which is required by Lender to perform such remediation, or as otherwise required by Lender as additional collateral for the Loan.

     D. General Legal Compliance. Any action, suit or proceeding, judicial, administrative or otherwise (including, without limitation, any notice of municipal violation) is pending against or affecting Borrower, Principal, GHJ&M, or any affiliate thereof, or any Eligible Property that Lender reasonably determines could have a materially adverse impact on any Eligible Property or such person’s or entity’s, as applicable, ability to perform its obligations under the Loan Documents.

     E. Material Adverse Change. Lender may elect not to fund the Loan if (i) there are any circumstances or conditions with respect to the Eligible Properties (including, but not limited to, an insured casualty), Borrower, GHJ&M, Principal, or tenants of the Eligible Properties that either have or can reasonably be expected to have a material and adverse affect upon the value of the Loan; (ii) a general moratorium on commercial banking activities is declared by either the Federal or New York State government or other relevant authorities or there is a material disruption in commercial banking or securities settlement and clearance services in the United States; (iii) there is an outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis if any the foregoing, in the judgment of Lender, makes it impracticable or inadvisable to proceed with the Loan; or (iv) there is a suspension or material limitation in trading in securities generally on the New York Stock Exchange or there is a change in national or international financial markets (including, without limitation, the secondary mortgage market), political conditions or economic conditions which, in the sole judgment of Lender, makes it impracticable or inadvisable to proceed with the Loan.

Exhibit C

ELGIBLE PROPERTIES

FEE SIMPLE RETAIL PROPERTIES
	Retail	Store			Approx.	Approx.
#	Concept	#	City	State	Gross SF	Selling SF

1	RETAIL 1	096	REDDING	CA	94,418	71,799
2	RETAIL 1	124	FORT COLLINS	CO	99,284	75,580
3	RETAIL 1	118	LONGMONT	CO	97,926	72,746
4	RETAIL 1	117	LOVELAND	CO	97,855	74,404
5	RETAIL 1	052	MASON CITY	IA	90,430	69,158
6	RETAIL 1	095	BOISE	ID	100,843	72,726
7	RETAIL 1	067	TWIN FALLS	ID	94,068	70,448
8	RETAIL 1	065	BOISE	ID	90,539	67,582
9	RETAIL 1	064	NAMPA	ID	90,526	69,830
10	RETAIL 1	068	IDAHO FALLS	ID	90,510	66,696
11	RETAIL 1	063	POCATELLO	ID	90,430	69,258
12	RETAIL 1	069	COUER D’ALENE	ID	84,379	63,927
13	RETAIL 1	140	JACKSONVILLE	IL	101,688	77,960
14	RETAIL 1	139	QUINCY	IL	97,537	76,170
15	RETAIL 1	150	SPRINGFIELD W	IL	80,307	65,135
16	RETAIL 1	133	BELVIDERE	IL	77,690	58,694
17	RETAIL 1	125	FREEPORT	IL	75,844	57,766
18	RETAIL 1	119	DIXON	IL	71,839	55,466
19	RETAIL 1	145	MONMOUTH	IL	60,985	51,160
20	RETAIL 1	010	MARQUETTE	MI	124,761	79,115
21	RETAIL 1	011	KINGSFORD	MI	94,250	71,695
22	RETAIL 1	016	ESCANABA	MI	83,179	63,854
23	RETAIL 1	123	HOUGHTON	MI	73,956	54,303
24	RETAIL 1	114	DULUTH	MN	119,842	82,201
25	RETAIL 1	017	ST CLOUD	MN	100,803	74,584
26	RETAIL 1	035	ROCHESTER	MN	90,499	70,771
27	RETAIL 1	036	ROCHESTER	MN	90,499	70,771
28	RETAIL 1	021	MANKATO	MN	90,494	68,160
29	RETAIL 1	041	AUSTIN	MN	90,461	66,835
30	RETAIL 1	061	ST CLOUD	MN	90,414	68,995
31	RETAIL 1	057	WINONA	MN	84,375	65,844
32	RETAIL 1	025	MARSHALL	MN	71,847	55,216
33	RETAIL 1	023	HUTCHINSON	MN	71,806	55,369
34	RETAIL 1	060	ALBERT LEA	MN	66,784	49,828
35	RETAIL 1	059	FAIRMONT	MN	66,781	49,020
36	RETAIL 1	058	WORTHINGTON	MN	66,713	49,994
37	RETAIL 1	112	HELENA	MT	116,992	87,070
38	RETAIL 1	075	MISSOULA	MT	102,327	79,775
39	RETAIL 1	106	BILLINGS	MT	100,800	75,294
40	RETAIL 1	062	GREAT FALLS	MT	90,505	69,282

FEE SIMPLE RETAIL PROPERTIES
	Retail	Store			Approx.	Approx.
#	Concept	#	City	State	Gross SF	Selling SF

41	RETAIL 1	038	GRAND ISLAND	NE	103,875	68,807
42	RETAIL 1	056	OMAHA	NE	90,514	71,491
43	RETAIL 1	046	OMAHA	NE	90,441	72,984
44	RETAIL 1	039	LINCOLN	NE	86,739	60,985
45	RETAIL 1	053	NORTH PLATTE	NE	70,118	55,353
46	RETAIL 1	045	BELLEVUE	NE	67,256	54,167
47	RETAIL 1	048	NORFOLK	NE	66,827	52,118
48	RETAIL 1	077	RENO	NV	94,271	72,850
49	RETAIL 1	103	RENO	NV	94,221	72,893
50	RETAIL 1	111	SALEM	OR	117,326	84,298
51	RETAIL 1	094	EUGENE	OR	100,840	75,734
52	RETAIL 1	093	BEND	OR	100,840	74,757
53	RETAIL 1	098	EUGENE	OR	100,840	73,977
54	RETAIL 1	078	RAPID CITY	SD	94,106	71,852
55	RETAIL 1	076	SIOUX FALLS	SD	90,585	68,752
56	RETAIL 1	022	MITCHELL	SD	71,846	55,227
57	RETAIL 1	054	WATERTOWN	SD	66,745	50,028
58	RETAIL 1	049	ABERDEEN	SD	66,735	49,647
59	RETAIL 1	107	WEST BOUNTIFUL	UT	100,761	74,052
60	RETAIL 1	105	OREM	UT	100,734	75,057
61	RETAIL 1	097	WEST VALLEY	UT	94,336	72,354
62	RETAIL 1	109	RIVERDALE	UT	94,248	73,211
63	RETAIL 1	084	WEST JORDAN	UT	94,230	73,354
64	RETAIL 1	087	OGDEN	UT	94,230	71,596
65	RETAIL 1	110	SALT LAKE CITY	UT	94,222	71,944
66	RETAIL 1	083	SANDY CITY	UT	94,092	71,173
67	RETAIL 1	086	PROVO	UT	94,042	71,798
68	RETAIL 1	088	LAYTON	UT	94,013	72,343
69	RETAIL 1	108	SPANISH FORK	UT	71,345	53,058
70	RETAIL 1	104	BRIGHAM CITY	UT	71,340	55,844
71	RETAIL 1	092	KENNEWICK	WA	106,238	75,424
72	RETAIL 1	129	SPOKANE	WA	99,279	67,323
73	RETAIL 1	113	LACEY	WA	98,034	74,676
74	RETAIL 1	081	YAKIMA	WA	94,237	70,827
75	RETAIL 1	066	SPOKANE	WA	94,076	73,079
76	RETAIL 1	089	WALLA WALLA	WA	83,211	62,688
77	RETAIL 1	134	PULLMAN	WA	77,559	57,700
78	RETAIL 1	002	ASHWAUBENON	WI	126,658	94,102
79	RETAIL 1	015	APPLETON	WI	112,794	76,465
80	RETAIL 1	004	GREEN BAY EAST	WI	105,923	80,166
81	RETAIL 1	050	FOND DU LAC	WI	102,205	68,854
82	RETAIL 1	009	MARSHFIELD	WI	101,483	70,642
83	RETAIL 1	012	WISC RAPIDS	WI	100,247	76,848
84	RETAIL 1	027	RACINE	WI	100,010	72,901
85	RETAIL 1	029	MADISON	WI	99,101	75,932
86	RETAIL 1	034	MADISON NORTH	WI	98,160	71,156
87	RETAIL 1	028	KIMBERLY	WI	98,030	73,586
88	RETAIL 1	030	JANESVILLE	WI	98,005	74,933

FEE SIMPLE RETAIL PROPERTIES
	Retail	Store			Approx.	Approx.
#	Concept	#	City	State	Gross SF	Selling SF

89	RETAIL 1	031	KENOSHA	WI	97,961	73,300
90	RETAIL 1	032	MONONA	WI	97,931	76,280
91	RETAIL 1	116	SHEBOYGAN	WI	97,859	77,223
92	RETAIL 1	019	WATERTOWN	WI	96,325	69,406
93	RETAIL 1	024	EAU CLAIRE	WI	94,705	69,760
94	RETAIL 1	099	ONALASKA	WI	94,413	71,223
95	RETAIL 1	100	NEENAH	WI	94,225	70,540
96	RETAIL 1	018	WEST BEND	WI	94,130	71,205
97	RETAIL 1	080	MADISON	WI	94,120	69,665
98	RETAIL 1	026	BELOIT	WI	93,845	71,076
99	RETAIL 1	037	CHIPPEWA FALLS	WI	91,012	69,157
100	RETAIL 1	042	OSHKOSH	WI	90,464	71,722
101	RETAIL 1	055	STEVENS POINT	WI	90,334	68,394
102	RETAIL 1	007	LACROSSE	WI	88,161	66,434
103	RETAIL 1	008	WAUSAU (ROTHSCHILD)	WI	88,030	71,779
104	RETAIL 1	003	MANITOWOC	WI	87,954	70,816
105	RETAIL 1	090	GRAFTON	WI	83,363	63,790
106	RETAIL 1	102	MARINETTE	WI	83,180	63,769
107	RETAIL 1	033	MENASHA	WI	81,171	61,098
108	RETAIL 1	127	DELAVAN	WI	75,844	58,545
109	RETAIL 1	132	RICE LAKE	WI	75,844	54,805
110	RETAIL 1	130	RIVER FALLS	WI	75,775	55,996
111	RETAIL 1	051	FORT ATKINSON	WI	75,063	56,255
112	RETAIL 1	120	MONROE	WI	73,956	55,906
113	RETAIL 1	005	DEPERE	WI	65,459	52,139
114	RETAIL 2	3160	DYERSVILLE	IA	36,047	27,787
115	RETAIL 2	3089	WASHINGTON	IA	35,600	31,100
116	RETAIL 2	3189	PERRY	IA	34,919	27,736
117	RETAIL 2	3185	WAUKON	IA	34,498	27,736
118	RETAIL 2	3037	ESTHERVILLE	IA	20,000	17,500
119	RETAIL 2	3295	OSCEOLA	IA	16,224	13,200
120	RETAIL 2	3007	MT CARMEL	IL	58,150	44,180
121	RETAIL 2	3256	TUSCOLA	IL	35,551	28,346
122	RETAIL 2	3028	HAVANA	IL	35,551	27,787
123	RETAIL 2	3229	MONTICELLO	IL	34,998	27,736
124	RETAIL 2	3226	SULLIVAN	IL	34,994	27,736
125	RETAIL 2	3120	BLOOMFIELD	IN	36,747	28,333
126	RETAIL 2	3146	MITCHELL	IN	35,551	27,787
127	RETAIL 2	3116	PETERSBURG	IN	34,998	27,736
128	RETAIL 2	3117	LOOGOOTEE	IN	34,998	27,736
129	RETAIL 2	3227	ATTICA	IN	34,994	27,736
130	RETAIL 2	3230	ROCKVILLE	IN	34,923	27,736
131	RETAIL 2	3106	MARION	KY	36,047	27,787
132	RETAIL 2	3022	LIBERTY	KY	35,551	27,787
133	RETAIL 2	3035	MUNFORDVILLE	KY	35,551	27,787
134	RETAIL 2	3215	HODGENVILLE	KY	34,994	27,736
135	RETAIL 2	3219	MORGANTOWN	KY	34,994	27,736
136	RETAIL 2	3224	SCOTTSVILLE	KY	34,994	27,736

FEE SIMPLE RETAIL PROPERTIES
	Retail	Store			Approx.	Approx.
#	Concept	#	City	State	Gross SF	Selling SF

137	RETAIL 2	3061	NEWAYGO	MI	36,047	28,346
138	RETAIL 2	3023	MANISTIQUE	MI	36,047	27,787
139	RETAIL 2	3041	ALLEGAN	MI	36,047	27,787
140	RETAIL 2	3074	CLARE	MI	36,047	27,787
141	RETAIL 2	3137	HART	MI	35,551	28,346
142	RETAIL 2	3135	DOWAGIAC	MI	35,551	27,787
143	RETAIL 2	3122	DETROIT LAKES	MN	43,800	36,000
144	RETAIL 2	3153	GLENWOOD	MN	42,456	35,736
145	RETAIL 2	3298	PARK RAPIDS	MN	33,320	28,947
146	RETAIL 2	3008	FERGUS FALLS	MN	32,500	28,782
147	RETAIL 2	3096	ELY	MN	13,284	9,817
148	RETAIL 2	3190	GLASGOW	MT	34,498	27,736
149	RETAIL 2	3129	WAHPETON	ND	52,168	40,694
150	RETAIL 2	3158	ARCHBOLD	OH	36,047	28,346
151	RETAIL 2	3033	WOODSFIELD	OH	36,047	27,787
152	RETAIL 2	3168	MONTPELIER	OH	36,047	27,787
153	RETAIL 2	3255	GREENFIELD	OH	36,047	27,787
154	RETAIL 2	3015	MINERVA	OH	35,551	27,787
155	RETAIL 2	3241	VERMILLION	SD	32,900	28,500
156	RETAIL 2	3056	MADISON	SD	32,280	27,040
157	RETAIL 2	3248	STURGIS	SD	30,500	25,752
158	RETAIL 2	3017	SMITHVILLE	TN	35,551	27,787
159	RETAIL 2	3057	LIVINGSTON	TN	35,551	27,787
160	RETAIL 2	3107	SOMERVILLE	TN	35,551	27,787
161	RETAIL 2	3151	CENTERVILLE	TN	35,551	27,787
162	RETAIL 2	3220	CLINTONVILLE	WI	37,820	31,050
163	RETAIL 2	3046	KEWAUNEE	WI	36,047	27,787
164	RETAIL 2	3101	OCONTO	WI	35,551	28,346
165	RETAIL 2	3169	ARCADIA	WI	35,551	28,346
166	RETAIL 2	3194	ASHLAND	WI	35,320	30,744
167	RETAIL 2	3195	LANCASTER	WI	34,498	27,736
168	RETAIL 2	3126	RAWLINS	WY	32,100	25,800
169	RETAIL 2	3252	POWELL	WY	28,500	24,605
170	RETAIL 2	3211	DOUGLAS	WY	28,224	25,500
171	RETAIL 2 (1)	3880	CLARION	IA	28,067	23,140
172	RETAIL 2 (1)	3889	MT AYR	IA	18,677	15,246
173	RETAIL 2 (1)	3873	BURLINGTON	KS	31,111	25,740
174	RETAIL 2 (1)	3852	BETHANY	MO	31,568	25,469
175	RETAIL 2 (1)	3860	MEMPHIS	MO	26,565	20,292
176	RETAIL 2 (1)	3856	GALLATIN	MO	17,741	14,770
177	RETAIL 2 (1)	3851	ALBANY	MO	16,925	14,286

(1)	Formerly a Places location

LEASED FEE RETAIL PROPERTIES
	Retail	Store			Approx.	Approx.
#	Concept	#	City	State	Gross SF	Selling SF

178	RETAIL 1	070	SPOKANE	WA	90,590	68,740
179	RETAIL 1	072	LEWISTON	ID	94,091	72,683
180	RETAIL 1	073	UNION GAP	WA	94,163	72,798
181	RETAIL 1	082	MURRAY	UT	94,013	69,120
182	RETAIL 1	085	TAYLORSVILLE	UT	94,136	72,884
183	RETAIL 1	091	LOGAN	UT	94,225	71,281
184	RETAIL 1	141	BURLINGTON	IA	80,327	65,135
185	RETAIL 2	3006	WHITLEY CITY	KY	36,047	27,787

OTHER ELIGIBLE PROPERTIES
				Approx.
#	Property	City	State	Gross SF

186	RETAIL 1 CORP. HEADQUARTERS	GREEN BAY	WI	228,000
187	RETAIL 2 CORP. HEADQUARTERS	OMAHA	NE	215,000
188	RETAIL 1 OPTICAL LAB	ASHWAUBENON	WI	29,000
189	RETAIL 1 DISTRIBUTION CTR.	DE PERE	WI	494,000
190	RETAIL 1 DISTRIBUTION CTR.	BOISE	ID	347,000
191	RETAIL 1 / RETAIL 2 DISTRIBUTION CTR.	OMAHA	NE	394,000

Exhibit D

MEMORANDUM

Memorandum

To:	Jeff Hoyle Bank of America

From:	Mark C. Ellenberg Jim Carroll Rick Madden

Date:	February 8, 2005

Re:	Retail Real Estate Securitization

          This Memorandum summarizes a recommended structure for the securitization of real estate associated with retail store operations.1

     THE PROPOSED STRUCTURE

          Retailers who own stand-alone stores may wish to raise funds by borrowing against the real estate value of those properties. The cost of borrowing could, in most cases, be reduced by isolating the real estate assets from the credit risk of the retailer. Isolation would be accomplished by transferring the properties to a bankruptcy remote, special purpose vehicle (spv)2 that could directly issue mortgage notes backed by the properties or could borrow under a mortgage loan originated by a lender.

          While the spv would require expertise to operate the properties as part of a retail business, a leaseback of the properties by the retailer could be legally problematic. In a case presenting substantially similar facts, a court ruled that a lease between a retailer and an spv subsidiary created to hold a store location was really a security device for a borrowing by the retailer. As a consequence, the transferred store property was considered property of the

[1]	This memorandum is not an opinion of law and should not be relied upon as such. We would provide opinions as to certain of the matters discussed in this memorandum in connection with the closing of the transaction.

[2]	This transfer is no different than the typical transfer of commercial properties in connection with the origination of a loan intended for securitization. The rating agencies rely on this transfer in order to rate securities backed by the loan without regard to credit (or “stay”) risk associated with the parent’s other activity (or potential bankruptcy).

retailer’s bankruptcy estate. See In re Best Products Co., Inc., 157 B.R. 222 (Bankr. S.D. N.Y. 1993)

          In order to achieve the dual goals of isolating the assets for purposes of a securitization and allowing the retailer to continue operations at the locations, we recommend that the retailer (Retailer) contribute the store properties to a newly formed, wholly owned spv subsidiary, known as PropCo. PropCo would enter into an operating lease initially covering all of its property to OpCo, a newly formed spv also owned by Retailer. The operating lease would permit PropCo to terminate the lease as to individual properties on reasonable notice. This would permit PropCo to convert the properties to higher and better uses as such opportunities presented themselves.

          OpCo will enter into a management and operating agreement with Retailer. Pursuant to this agreement, Retailer would purchase inventory and provide employees, systems, credit card agreements and all other items necessary to operate a retail store at the location. Retailer would be compensated on an arm’s length basis for these services.

          OpCo would need its own bank accounts, would need the capacity to track the performance of its store locations, and would have to itself pay the rent under the lease with PropCo. The rent should not be paid by the retailer. OpCo should also have at least one employee. It would pay Retailer on an arms length basis for additional necessary services it requires, such as accounting, to the extent these services are not covered by the management agreement.

          It is anticipated that the Retailer would finance the purchase of inventory by establishing an asset-based revolving credit facility. The borrowing base would consist of inventory and the receivables that are the proceeds of inventory sales. When Retailer transfers the inventory to OpCo, OpCo would incur an obligation to pay Retailer. Retailer would repay itself out of sales receipts. OpCo would receive the inventory subject to the lender’s floating lien. The lien would then transfer to proceeds upon sale of the inventory. It is possible that OpCo could be a co-borrower under the inventory facility, if the lender’s recourse is limited to the security.

          The rating agencies accept two approaches to the relationship between OpCo and PropCo. If OpCo and PropCo were to be co-borrowers, the terms of the operating lease would not be viewed as material. If PropCo were the only borrower, the agencies would require the operating lease to be a true lease, meaning that its terms were comparable to market terms and that OpCo would not have an under-priced option to acquire title to the properties. In assessing whether the terms were market, the agencies would recognize that the operating lease only applied to properties in their existing use. Subject to provisions of the loan documents, PropCo would retain the upside value of the properties by having the ability to terminate the operating lease as to individual properties at will. OpCo would only have the ability to operate the retail stores in their current form for as long as PropCo permitted.

          The structure set forth above is the same as that used to securitize hotel properties and nursing homes. The structure has been well tested and is widely accepted by the rating agencies and the market.

     LEGAL OPINIONS

The proposed structure would be supported by an opinion of counsel that states:

If Retailer were to become a debtor in a case under the Bankruptcy Code, a federal bankruptcy court which acted reasonably and correctly applied the law to the facts as set forth herein (1) would not disregard the separate corporate existence of PropCo and OpCo so as to order substantive consolidation of the assets and liabilities of PropCo or OpCo with those of Retailer and (2) would hold that (i) the properties are not property of the estate of the Retailer under Bankruptcy Code section 541 and (ii) the automatic stay arising pursuant to Bankruptcy Code section 362 upon the commencement of a bankruptcy case involving the Retailer is not applicable to payments on the issued securities.

              In the event the only borrower is PropCo, the structure would also be supported by an opinion of counsel that states:

If OpCo were to become a debtor in a case under the Bankruptcy Code, a federal bankruptcy court which acted reasonably and correctly applied the law to the facts as set forth herein would determine that the lease between OpCo and PropCo was a true lease and not a disguised security device.

              The foregoing opinions would be reasoned opinions, containing appropriate assumptions and qualifications. The assumptions and qualifications would be typical of opinions of this type and would be consistent with rating agency guidelines.